Oportun Completes $500 Million Asset-Backed Securitization

SAN CARLOS, CA –October 28, 2021 — Oportun (Nasdaq: OPRT), an A.I.-driven fintech today announced the issuance of $500 million of three-year asset-backed notes secured by a pool of its unsecured and secured personal installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C and Class D notes. DBRS, Inc. rated all classes of notes, assigning ratings of AA (low) (sf), A (low) (sf), BBB (low) (sf) and BB (high) (sf), respectively. Kroll Bond Rating Agency, LLC rated the Class A and Class B notes, assigning ratings of A (sf) and BBB (sf), respectively.  The notes were placed with a diversified mix of institutional investors in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.  The notes were priced with a weighted average fixed interest rate of 2.48% per annum. Goldman Sachs & Co. LLC acted as lead book-runner with Jefferies LLC and JP Morgan Securities as joint book-runners.

“Our securitizations continue to draw outsized investor interest and confidence as evidenced by the scale and low costs that this most recent deal achieved,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “The strong execution of this deal reflects the quality and consistency of our A.I.-driven credit underwriting and the hardworking nature of our customers, who continue to reward our investors by demonstrating their creditworthiness at scale.”

Oportun issued its first securitization in June 2013.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than $10.5 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009. For more information visit oportun.com.

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Investor Contact
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650-810-9074
ir@oportun.com

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